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                                                                     EXHIBIT 2.8

                              EMPLOYMENT AGREEMENT
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     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of
May 29, 1997, by and between SUPREME CONTRACTORS, INC., a Louisiana corporation ("Employer"), and MARK L. PHILLIPS ("Employee"), with reference to the following facts:

     A.   Employee has been employed as a senior executive of Employer.

     B. On the date of this Agreement, Employer has become a wholly-owned subsidiary of NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"). Employer desires to assure itself of the continued services of Employee for a term expiring no sooner than June 30, 2000, and the parties are entering into this Agreement for that purpose and in order to set forth the terms of the employment of Employee.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

          1.   Term of Employment.
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          Employer hereby continues the employment of Employee, and Employee hereby accepts continued employment with Employer, for a period commencing on the date hereof and, except as otherwise provided herein, expiring June 30, 2000, provided, however, that, each time neither party terminates this Agreement by written notice given at least sixty (60) days prior to the expiration of the employment term as last renewed or extended, it shall be automatically renewed for an additional twelve month period. As used herein, the phrase "employment term" refers to the entire period that Employee shall be employed hereunder, whether for the initial period provided above, or whether this Agreement is terminated earlier or extended automatically as provided herein or by mutual agreement between Employer and Employee.

          2.   Duties of Employee.
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          2.1   Employee shall serve as President of Employer and shall do and perform all services, acts and things necessary or advisable in that capacity in connection with the conduct of the business of Employer, subject to the instructions of and policies and limitations set by its Board of Directors. It is contemplated that Employee's role initially will be substantially the same as his role with Employer immediately prior to the date hereof.

          2.2 Employee shall devote his entire productive time, ability and attention to the business of Employer during the employment term, except that Employee may devote time and effort to personal activities to the extent that such activities do not materially interfere with the performance of his duties hereunder. If Employer advises Employee that, in its good faith judgment, such activities are materially interfering with the performance of Employee's duties hereunder, Employee will promptly take steps to appropriately limit such activities. Subject to the foregoing, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for
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compensation or otherwise, without the prior written consent of the Board of
Directors of Employer.

          2.3 Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices as an officer, director or member of any committee of the Board of Directors of Employer or of any direct or indirect subsidiary of Employer.

          3.   Compensation of Employee.
               ------------------------

          3.1 As compensation for his services hereunder, Employee shall receive a salary at the annual rate of $87,000, payable in equal installments on Employer's regular payroll dates for executive employees. Employer's Board of Directors will review Employee's salary annually, and, with the approval of Newpark's Board of Directors or Compensation Committee, may (but shall be under no obligation to) increase such salary.

          3.2 For each full or partial fiscal year of Employer during the employment term, Employer shall pay to Employee, in addition to his salary, a bonus in such amount, if any, as may be determined by the Board of Directors or Compensation Committee of Newpark, in its sole discretion.

          4.   Benefits.
               --------

          Employee shall be entitled to participate in and receive benefits under all profit-sharing plans, pension plans, group medical plans and other plans for payment of additional compensation or benefits to employees of Employer which Employer at any time maintains for executive employees. To the extent permitted by law, and provided that such participation does not result in duplicate payments to Employee, Employee shall also participate in such benefits plans as Newpark makes available to its executive employees and the executive employees of its subsidiaries.

          5.   Business Expenses.
               -----------------

          Employee is authorized to incur reasonable expenses for promoting and conducting the business of Employer, including expenditures for entertainment and travel. Employer shall reimburse Employee monthly for all such business expenses upon presentation of reasonable documentation establishing the amount, date, place and essential character of the expenditures.

          6.   Disability.
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          6.1   If Employee becomes disabled by reason of sickness, physical or mental disability or any other cause which materially impairs his ability to perform his duties under this Agreement with reasonable accommodation for a period of six consecutive months or for nine months in any twelve-month period, Employer shall have the option to terminate this Agreement effective immediately by giving written notice of termination to Employee within a reasonable time following the end of such period of disability. If Employee becomes temporarily

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disabled by reason of sickness, physical or mental disability, or any other cause so that he is unable to perform efficiently his duties hereunder with reasonable accommodation, he shall be entitled to compensation as provided for herein until the total period of such temporary disability shall equal an aggregate of three months during any period of twelve consecutive months. As to any subsequent periods of disability during said twelve month period, Employee shall not be entitled to compensation.

          6.2 In the event of the termination of this Agreement pursuant to the provisions of Paragraph 6.1 above, Employee shall be entitled to salary and discretionary bonus earned by him prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date; but he shall not be entitled to compensation after the date of termination.

          7.   Termination of Employment.
               -------------------------

          7.1 This Agreement and the employment of Employee hereunder may be terminated at any time prior to the expiration of the term of this Agreement as follows:

               (a) By Employer as a result of disability of Employee as provided in Paragraph 6.1 above, or the death of Employee;

               (b) upon the mutual agreement of the parties;

               (c) by Employer in the event of: (i) conviction of Employee of a major felony (whether or not committed in the course of his employment) from which no appeal has been made, or, if an appeal has been made, upon a final determination adverse to Employee; or (ii) gross misconduct by Employee causing material harm to Employer, but only if (x) Employee shall not have discontinued such gross misconduct within ten days after receiving written notice from Employer that it will consider the continuation of such gross misconduct cause for termination of this Agreement, or (y) the gross misconduct is of such a nature that Employer would be materially prejudiced thereby whether or not Employee discontinues such gross misconduct;

               (d) by Employee if Employer shall fail to cure a material or default by it under any of the terms of this Agreement within thirty days after written notice of such breach or default is given by Employee;

               (e) by Employer if Employee shall fail to cure a material breach or default by him under this Agreement within thirty days after written notice of such breach or default is given by Employer.

          7.2 This Agreement shall not be terminated by any merger or consolidation where Employer is not the consolidated or surviving corporation or by any transfer of all or substantially all of the assets of Employer. In the event of any such merger or consolidation or transfer of assets, the surviving or resulting corporation or the transferee of the assets of Employer shall be bound by and shall have the benefit of the provisions of this

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Agreement; and Employer shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement.

          7.3 Upon termination of this Agreement for any reason whatsoever, Employee shall return to Employer all automobiles, equipment, books, records, customer lists, catalogs, invoices, correspondence and other property which was acquired from or otherwise belongs to Employer, including any property or documentation developed by Employee in the course of his employment.

          8.   Proprietary Information and Non-Competition.
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          8.1   Employee recognizes and acknowledges that the performance of his services hereunder will necessarily result in disclosure to him of certain trade secrets and confidential information, including source of supply information, sales information, customer lists, customer information and pricing, all of which are special and unique assets and trade secrets of Employer's business. For the purpose of this Agreement, such information shall be referred to and is acknowledged as "proprietary information of the Employer." In view of the foregoing, in addition to and not in limitation of the provisions of the Noncompetition Agreement executed concurrently herewith by Newpark and Employee, Employee agrees that:

          8.1.1 During and after the employment term, Employee will not disclose or use any proprietary information of Employer, except for the purpose of carrying out his duties hereunder, unless such use or disclosure is specifically consented to in writing by Employer.

          8.1.2 For the period of one year after the employment term, Employee will not in any way, directly or indirectly, for himself or on behalf of any other person or entity, associate in business as an employer, employee or otherwise, with any employee, officer or agent of Employer until such person has terminated employment with Employer for a period of one year.

          8.1.3 During the employment term and thereafter, Employee will not, directly or indirectly, for himself or on behalf of any other person or entity, induce or attempt to induce any of Employer's personnel to terminate their relationship with Employer, nor will Employee induce or attempt to induce any of Employer's personnel to do anything contrary to the best interests of Employer.

          8.2 Employee agrees that in the event of any breach by Employee of any covenant in this Paragraph 8, Employer shall be entitled, in addition to other remedies, to immediate injunctive relief if necessary to avoid irreparable harm and injury.

          9.   General Provisions.
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          9.1   Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery or by mail, registered or certified, return receipt requested, postage prepaid. Mailed notices shall be addressed to the parties at the

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addresses appearing opposite their respective signatures below and shall be deemed effective 24 hours after being deposited in the U.S. mails, postage prepaid and property addressed. Each party may change its address by written notice in accordance with this Paragraph.

          9.2 This Agreement supersedes and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee and contains all of the covenants and agreements between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

          9.3 Any paragraph, sentence, phrase, or other provision of this Agreement which is in conflict with any applicable statute, rule, or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the force or effect of the remaining portions hereof.

          9.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, and the 15th Judicial District Court, Parish of Lafayette, State of Louisiana, shall be the only proper forum for disputes hereunder.

          9.5 The rights and obligations of Employer under this Agreement shall enure to the benefit of and shall be binding on the successors and assigns of Employer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


SUPREME CONTRACTORS, INC. ("Employer")          Address:

                                                110 Emerald Drive
                                                Lafayette, LA 70505
By:/s/ James D. Cole
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   Name and Ttile: James D. Cole, President

                                                Address:

--------------------------------
                 ("Employee")

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